UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549





                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934
                               (Amendment No. 3)*




                          Incyte Pharmaceuticals, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                         Common Stock, $0.001 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   45337C-10-2
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                February 14, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

|_|  Rule 13d-1(b)
|X|  Rule 13d-1(c)
|_|  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

----------------------
CUSIP No. 45337C-10-2                 13G
----------------------

------------- ------------------------------------------------------------------
     1        NAME OF REPORTING PERSON
              I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

              Four Partners
------------- ------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a)   |_|
                                                                     (b)   |_|

------------- ------------------------------------------------------------------
     3        SEC USE ONLY


------------- ------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              New York
---------------------------------- ---------- ----------------------------------
                                       5      SOLE VOTING POWER

                                              1,878,600
            NUMBER OF
                                   ---------- ----------------------------------
             SHARES                    6      SHARED VOTING POWER
          BENEFICIALLY
            OWNED BY                          -0-
                                   ---------- ----------------------------------
              EACH                     7      SOLE DISPOSITIVE POWER
            REPORTING
             PERSON                           1,878,600
                                   ---------- ----------------------------------
              WITH                     8      SHARED DISPOSITIVE POWER

                                              -0-

---------------------------------- ---------- ----------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                       1,878,600
------------- ------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES*
                                                                     |X|
------------- ------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                       6.6%
------------- ------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

                       PN
------------- ------------------------------------------------------------------

----------------------
CUSIP No. 45337C-10-2                 13G
----------------------

------------- ------------------------------------------------------------------
     1        NAME OF REPORTING PERSON
              I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

              Four-Fourteen Partners LLC
------------- ------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a)   |_|
                                                                  (b)   |_|

------------- ------------------------------------------------------------------
     3        SEC USE ONLY


------------- ------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              Delaware
---------------------------------- ---------- ----------------------------------
                                       5      SOLE VOTING POWER
                                              100,000
            NUMBER OF
                                   ---------- ----------------------------------
             SHARES                    6      SHARED VOTING POWER
          BENEFICIALLY
            OWNED BY                          -0-
                                   ---------- ----------------------------------
              EACH                     7      SOLE DISPOSITIVE POWER
            REPORTING
             PERSON                           100,000
                                   ---------- ----------------------------------
              WITH                     8      SHARED DISPOSITIVE POWER

                                              -0-

---------------------------------- ---------- ----------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                       100,000
------------- ------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES*
                                                                          |X|
------------- ------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                       0.4%
------------- ------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

                       OO
------------- ------------------------------------------------------------------

----------------------
CUSIP No. 45337C-10-2                 13G
----------------------

------------- ------------------------------------------------------------------
     1        NAME OF REPORTING PERSON
              I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

              Andrew H. Tisch
------------- ------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)   |_|
                                                                 (b)   |_|

------------- ------------------------------------------------------------------
     3        SEC USE ONLY


------------- ------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              United States
---------------------------------- ---------- ----------------------------------
                                       5      SOLE VOTING POWER

                                              160,900
            NUMBER OF
                                   ---------- ----------------------------------
             SHARES                    6      SHARED VOTING POWER
          BENEFICIALLY
            OWNED BY                          -0-
                                   ---------- ----------------------------------
              EACH                     7      SOLE DISPOSITIVE POWER
            REPORTING
             PERSON                           160,900
                                   ---------- ----------------------------------
              WITH                     8      SHARED DISPOSITIVE POWER

                                              -0-

---------------------------------- ---------- ----------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                       160,900
------------- ------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES*
                                                                |X|
------------- ------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                       0.6%
------------- ------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

                       IN
------------- ------------------------------------------------------------------

----------------------
CUSIP No. 45337C-10-2                 13G
----------------------

------------- ------------------------------------------------------------------
     1        NAME OF REPORTING PERSON
              I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

              Daniel R. Tisch
------------- ------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a)   |_|
                                                                    (b)   |_|

------------- ------------------------------------------------------------------
     3        SEC USE ONLY


------------- ------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              United States
---------------------------------- ---------- ----------------------------------
                                       5      SOLE VOTING POWER

                                              160,900
            NUMBER OF
                                   ---------- ----------------------------------
             SHARES                    6      SHARED VOTING POWER
          BENEFICIALLY
            OWNED BY                          -0-
                                   ---------- ----------------------------------
              EACH                     7      SOLE DISPOSITIVE POWER
            REPORTING
             PERSON                           160,900
                                   ---------- ----------------------------------
              WITH                     8      SHARED DISPOSITIVE POWER

                                              -0-

---------------------------------- ---------- ----------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                       160,900
------------- ------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES*
                                                                          |X|
------------- ------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                       0.6%
------------- ------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

                       IN
------------- ------------------------------------------------------------------

----------------------
CUSIP No. 45337C-10-2                 13G
----------------------

------------- ------------------------------------------------------------------
     1        NAME OF REPORTING PERSON
              I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

              James S. Tisch
------------- ------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a)   |_|
                                                                   (b)   |_|

------------- ------------------------------------------------------------------
     3        SEC USE ONLY


------------- ------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              United States
---------------------------------- ---------- ----------------------------------
                                       5      SOLE VOTING POWER

                                              160,900
            NUMBER OF
                                   ---------- ----------------------------------
             SHARES                    6      SHARED VOTING POWER
          BENEFICIALLY
            OWNED BY                          -0-
                                   ---------- ----------------------------------
              EACH                     7      SOLE DISPOSITIVE POWER
            REPORTING
             PERSON                           160,900
                                   ---------- ----------------------------------
              WITH                     8      SHARED DISPOSITIVE POWER

                                              -0-

---------------------------------- ---------- ----------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                       160,900
------------- ------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES*
                                                                     |X|
------------- ------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                       0.6%
------------- ------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

                       IN
------------- ------------------------------------------------------------------

---------------------
CUSIP No. 45337C-10-2                 13G
---------------------

------------- ------------------------------------------------------------------
     1        NAME OF REPORTING PERSON
              I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

              Thomas J. Tisch
------------- ------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)   |_|
                                                                 (b)   |_|

------------- ------------------------------------------------------------------
     3        SEC USE ONLY


------------- ------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              United States
---------------------------------- ---------- ----------------------------------
                                       5      SOLE VOTING POWER

                                              160,900
            NUMBER OF
                                   ---------- ----------------------------------
             SHARES                    6      SHARED VOTING POWER
          BENEFICIALLY
            OWNED BY                          -0-
                                   ---------- ----------------------------------
              EACH                     7      SOLE DISPOSITIVE POWER
            REPORTING
             PERSON                           160,900
                                   ---------- ----------------------------------
              WITH                     8      SHARED DISPOSITIVE POWER

                                              -0-

---------------------------------- ---------- ----------------------------------

     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                       160,900
------------- ------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES*
                                                                     |X|
------------- ------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                       0.6%
------------- ------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

                       IN
------------- ------------------------------------------------------------------

---------------------
CUSIP No. 45337C-10-2                 13G
---------------------

------------- ------------------------------------------------------------------
     1        NAME OF REPORTING PERSON
              I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

              The Andrew H. Tisch 1999 Annuity Trust V
------------- ------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a)   |_|
                                                                (b)   |_|
------------- ------------------------------------------------------------------
     3        SEC USE ONLY


------------- ------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              United States
---------------------------------- ---------- ----------------------------------
                                       5      SOLE VOTING POWER

                                              145,553
            NUMBER OF
                                   ---------- ----------------------------------
             SHARES                    6      SHARED VOTING POWER
          BENEFICIALLY
            OWNED BY                          -0-
                                   ---------- ----------------------------------
              EACH                     7      SOLE DISPOSITIVE POWER
            REPORTING
             PERSON                           145,553
                                   ---------- ----------------------------------
              WITH                     8      SHARED DISPOSITIVE POWER

                                              -0-

---------------------------------- ---------- ----------------------------------

     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                       145,553
------------- ------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES*
                                                                     |X|
------------- ------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                       0.5%
------------- ------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

                       OO
------------- ------------------------------------------------------------------

----------------------
CUSIP No. 45337C-10-2                 13G
----------------------

------------- ------------------------------------------------------------------
     1        NAME OF REPORTING PERSON
              I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

              The Daniel R. Tisch 1999 Annuity Trust V
------------- ------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)   |_|
                                                                 (b)   |_|

------------- ------------------------------------------------------------------
     3        SEC USE ONLY


------------- ------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              United States

---------------------------------- ---------- ----------------------------------
                                       5      SOLE VOTING POWER

                                              145,553
            NUMBER OF
                                   ---------- ----------------------------------
             SHARES                    6      SHARED VOTING POWER
          BENEFICIALLY
            OWNED BY                          -0-
                                   ---------- ----------------------------------
              EACH                     7      SOLE DISPOSITIVE POWER
            REPORTING
             PERSON                           145,553
                                   ---------- ----------------------------------
              WITH                     8      SHARED DISPOSITIVE POWER

                                              -0-

---------------------------------- ---------- ----------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                       145,553
------------- ------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES*
                                                                     |X|
------------- ------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                       0.5%
------------- ------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

                       OO
------------- ------------------------------------------------------------------

----------------------
CUSIP No. 45337C-10-2                 13G
----------------------

------------- ------------------------------------------------------------------
     1        NAME OF REPORTING PERSON
              I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

              The James S. Tisch 1999 Annuity Trust V
------------- ------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a)   |_|
                                                              (b)   |_|

------------- ------------------------------------------------------------------
     3        SEC USE ONLY


------------- ------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              United States

---------------------------------- ---------- ----------------------------------
                                       5      SOLE VOTING POWER

                                              145,553
            NUMBER OF
                                   ---------- ----------------------------------
             SHARES                    6      SHARED VOTING POWER
          BENEFICIALLY
            OWNED BY                          -0-
                                   ---------- ----------------------------------
              EACH                     7      SOLE DISPOSITIVE POWER
            REPORTING
             PERSON                           145,553
                                   ---------- ----------------------------------
              WITH                     8      SHARED DISPOSITIVE POWER

                                              -0-

---------------------------------- ---------- ----------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                       145,553
------------- ------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES*
                                                                     |X|
------------- ------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                       0.5%
------------- -----------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

                       OO
------------- ------------------------------------------------------------------

----------------------
                                      13G
CUSIP No. 45337C-10-2
----------------------

------------- ------------------------------------------------------------------
     1        NAME OF REPORTING PERSON
              I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

              The Thomas J. Tisch 1999 Annuity Trust V
------------- ------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a)   |_|
                                                                   (b)   |_|

------------- ------------------------------------------------------------------
     3        SEC USE ONLY


------------- ------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              United States

---------------------------------- ---------- ----------------------------------
                                       5      SOLE VOTING POWER

                                              145,553
            NUMBER OF
                                   ---------- ----------------------------------
             SHARES                    6      SHARED VOTING POWER
          BENEFICIALLY
            OWNED BY                          -0-
                                   ---------- ----------------------------------
              EACH                     7      SOLE DISPOSITIVE POWER
            REPORTING
             PERSON                           145,553
                                   ---------- ---------------------------------

                                              -0-

---------------------------------- ---------- ----------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                       145,553
------------- ------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES*
                                                                     |X|
------------- ------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                       0.5%
------------- ------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

                       OO
------------- ------------------------------------------------------------------

----------------------
CUSIP No. 45337C-10-2                 13G
----------------------

------------- ------------------------------------------------------------------
     1        NAME OF REPORTING PERSON
              I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

              The Andrew H. Tisch 2000 Annuity Trust I
------------- ------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a)   |_|
                                                                   (b)   |_|

------------- ------------------------------------------------------------------
     3        SEC USE ONLY


------------- ------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              United States

---------------------------------- ---------- ----------------------------------
                                       5      SOLE VOTING POWER

                                              15,347
            NUMBER OF
                                   ---------- ----------------------------------
             SHARES                    6      SHARED VOTING POWER
          BENEFICIALLY
            OWNED BY                          -0-
                                   ---------- ----------------------------------
              EACH                     7      SOLE DISPOSITIVE POWER
            REPORTING
             PERSON                           15,347
                                   ---------- ----------------------------------
              WITH                     8      SHARED DISPOSITIVE POWER

                                              -0-

---------------------------------- ---------- ----------------------------------

     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                       15,347
------------- ------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES*
                                                                     |X|
------------- ------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                       0.1%
------------- ------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

                       OO
------------- ------------------------------------------------------------------

----------------------
CUSIP No. 45337C-10-2                 13G
----------------------

------------- ------------------------------------------------------------------
     1        NAME OF REPORTING PERSON
              I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

              The Daniel R. Tisch 2000 Annuity Trust I
------------- ------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a)   |_|
                                                                  (b)   |_|

------------- ------------------------------------------------------------------
     3        SEC USE ONLY


------------- ------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              United States

---------------------------------- ---------- ----------------------------------
                                       5      SOLE VOTING POWER

                                              15,347
            NUMBER OF
                                   ---------- ----------------------------------
             SHARES                    6      SHARED VOTING POWER
          BENEFICIALLY
            OWNED BY                          -0-
                                   ---------- ----------------------------------
              EACH                     7      SOLE DISPOSITIVE POWER
            REPORTING
             PERSON                           15,347
                                   ---------- ----------------------------------
              WITH                     8      SHARED DISPOSITIVE POWER

                                              -0-

---------------------------------- ---------- ----------------------------------

     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                       15,347
------------- ------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES*
                                                                     |X|
------------- ------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                       0.1%
------------- ------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

                       OO
------------- ------------------------------------------------------------------

----------------------
CUSIP No. 45337C-10-2                 13G
----------------------

------------- ------------------------------------------------------------------
     1        NAME OF REPORTING PERSON
              I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

              The James S. Tisch 2000 Annuity Trust I
------------- ------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a)   |_|
                                                                (b)   |_|

------------- ------------------------------------------------------------------
     3        SEC USE ONLY


------------- ------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              United States

---------------------------------- ---------- ----------------------------------
                                       5      SOLE VOTING POWER

                                              15,347
            NUMBER OF
                                   ---------- ----------------------------------
             SHARES                    6      SHARED VOTING POWER
          BENEFICIALLY
            OWNED BY                          -0-
                                   ---------- ----------------------------------
              EACH                     7      SOLE DISPOSITIVE POWER
            REPORTING
             PERSON                           15,347
                                   ---------- ----------------------------------
              WITH                     8      SHARED DISPOSITIVE POWER

                                              -0-

---------------------------------- ---------- ----------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                       15,347
------------- ------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES*
                                                                     |X|
------------- ------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                       0.1%
------------- ------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

                       OO
------------- ------------------------------------------------------------------

-----------------------
CUSIP No. 45337C-10-2                 13G
-----------------------

------------- ------------------------------------------------------------------
     1        NAME OF REPORTING PERSON
              I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

              The Thomas J. Tisch 2000 Annuity Trust I
------------- ------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a)   |_|
                                                                   (b)   |_|

------------- ------------------------------------------------------------------
     3        SEC USE ONLY


------------- ------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              United States
---------------------------------- ---------- ----------------------------------
                                       5      SOLE VOTING POWER

                                              15,347
            NUMBER OF
                                   ---------- ----------------------------------
             SHARES                    6      SHARED VOTING POWER
          BENEFICIALLY
            OWNED BY                          -0-
                                   ---------- ----------------------------------
              EACH                     7      SOLE DISPOSITIVE POWER
            REPORTING
             PERSON                           15,347
                                   ---------- ----------------------------------
              WITH                     8      SHARED DISPOSITIVE POWER

                                              -0-

---------------------------------- ---------- ----------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                       15,347
------------- ------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES*
                                                                     |X|
------------- ------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                       0.1%
------------- ------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

                       OO
------------- ------------------------------------------------------------------

Item 1.

         (a) Name of Issuer

             Incyte Pharmaceuticals, Inc. (the "Issuer")

         (b) Address of Issuer's Principal Executive Offices

             3174 Porter Drive
             Palo Alto, CA  94304

Item 2.

         (a) Name of Persons Filing

         This Schedule 13G is being filed jointly by the following entities and individuals:

         1. Four Partners, a New York general partnership ("FP");

         2. Four-Fourteen Partners, LLC, a Delaware limited liability company ("4-14P");

         3. Andrew H. Tisch;

         4. Daniel R. Tisch;

         5. James S. Tisch;

         6. Thomas J. Tisch (Andrew H. Tisch, Daniel R. Tisch, James S. Tisch and Thomas J. Tisch are referred to collectively as the "Messrs. Tisch");

         7. The Andrew H. Tisch 1999 Annuity Trust V ("Andrew Tisch GRAT V");

         8. The Daniel R. Tisch 1999 Annuity Trust V ("Daniel Tisch GRAT V");

         9. The James S. Tisch 1999 Annuity Trust V ("James Tisch GRAT V");

         10. The Thomas J. Tisch 1999 Annuity Trust V ("Thomas Tisch GRAT V"; and collectively with Andrew Tisch GRAT V, Daniel Tisch GRAT V and James Tisch GRAT V, the "GRATs V");

         11. The Andrew H. Tisch 2000 Annuity Trust I ("Andrew Tisch 2000 GRAT I");

         12. The Daniel R. Tisch 2000 Annuity Trust I ("Daniel Tisch 2000 GRAT I");

         13. The James S. Tisch 2000 Annuity Trust I ("James Tisch 2000 GRAT I"); and

         14. The Thomas J. Tisch 2000 Annuity Trust I ("Thomas Tisch 2000 GRAT I; and collectively with Andrew Tisch 2000 GRAT I, Daniel Tisch 2000 GRAT I and James Tisch 2000 GRAT I, the "2000 GRATs I" and collectively with the GRATs V, the "GRATs").

         The sole partners of FP are Andrew H. Tisch 1991 Trust, for which Andrew H. Tisch is the managing trustee, Daniel R. Tisch 1991 Trust, for which Daniel R. Tisch is the managing trustee, James S. Tisch 1991 Trust, for which James S. Tisch is the managing trustee, and Thomas J. Tisch 1991 Trust, for which

Thomas J. Tisch is the managing trustee. Thomas J. Tisch has been appointed the Manager of FP.

         The members of 4-14P are trusts for the benefit of the offspring of the Messrs. Tisch, partnerships the partners of which are such trusts and partnerships the partners of which are such partnerships. The Messrs. Tisch serve as the trustees of such trusts. Thomas J. Tisch has been appointed the Manager of 4-14P.

         Each of the GRATs is a grantor retained annuity trust in which the grantor holds an annuity interest and in which the remainder interest was created in favor of a trust or trusts for the grantor's offspring. Thomas J. Tisch is the grantor and Andrew H. Tisch is the trustee of Thomas Tisch GRAT V. Daniel R. Tisch is the grantor and James S. Tisch is the trustee of Daniel Tisch GRAT V. James S. Tisch is the grantor and Thomas J. Tisch is the trustee of James Tisch GRAT V. Andrew H. Tisch is the grantor and Daniel R. Tisch is the trustee of Andrew Tisch GRAT V. Thomas J. Tisch is the grantor and Andrew H. Tisch is the trustee of Thomas Tisch 2000 GRAT I. Daniel R. Tisch is the grantor and James S. Tisch is the trustee of Daniel Tisch 2000 GRAT I. James S. Tisch is the grantor and Thomas J. Tisch is the trustee of James Tisch 2000 GRAT I. Andrew H. Tisch is the grantor and Daniel R. Tisch is the trustee of Andrew Tisch 2000 GRAT I.

         On January 5, 2000, each of the GRATs V distributed 15,347 shares of common stock, $0.001 par value per share, of Incyte Pharmaceuticals, Inc. ("Common Stock") it owned to the grantor of that GRAT V (the "GRAT V Distributions"). On January 10, 2000, each of the Messrs. Tisch redistributed all of the 15,347 shares of Common Stock that he had received from the GRAT V for which he is the grantor to the 2000 GRAT I for which he is the grantor (the "2000 GRAT I Redistributions").

         None of the GRAT V Distributions nor the 2000 GRAT I Redistributions was a "sale" for purposes of the Securities Act of 1933, as amended (the "Securities Act"), or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and collectively represented only a change in the form of beneficial ownership of the shares of Common Stock and not an actual change in the beneficial ownership of such shares of Common Stock.

         (b) Address of Principal Business Office or, if none, Residence

         The mailing address of FP and 4-14P is:

               c/o Thomas J. Tisch
               667 Madison Avenue
               New York, NY  10021

         The mailing address for each of the GRATs is:

          c/o Mr. Barry Bloom
          655 Madison Avenue - 8th Floor
          New York, NY  10021

         The addresses of the Messrs. Tisch are:

          Name                               Business Address

          Andrew H. Tisch                    667 Madison Avenue
                                             New York, NY  10021

          Daniel R. Tisch                    c/o Mentor Partners, L.P.
                                             500 Park Avenue
                                             New York, NY  10022

          James S. Tisch                     667 Madison Avenue
                                             New York, NY  10021

          Thomas J. Tisch                    667 Madison Avenue
                                             New York, NY  10021

         (c) Citizenship

         FP is a New York general partnership and 4-14P is a Delaware limited liability company.

         The Messrs. Tisch are brothers and are United States citizens.

         (d) Title of Class of Securities

         Common Stock, $0.001 par value

         (e) CUSIP Number

         45337C-10-2

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

         (a) |_| Broker or Dealer registered under Section 15 of the Act,

         (b) |_| Bank as defined in Section 3(a)(6) of the Act,

         (c) |_| Insurance company as defined in Section 3(a)(19) of the Act,

         (d) |_| Investment company registered under section 8 of the Investment Company Act of 1940,

         (e) |_| Investment Adviser registered under section 203 of the Investment Advisers Act of 1940,

         (f) |_| An employee benefit plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see ss. 240.13d-1(b)(1)(ii)(F),

         (g) |_| A parent holding company, in accordance with ss.
240.13d-1(b)(ii)(G) (Note: See Item 7),

         (h) |_| A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

         (i) |_| A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

         (j) |_| Group, in accordance with ss. 240.13d-1(b)(1)(ii)(J).

         If this statement is filed pursuant to ss. 240.13d-1(c), check this box |X|.

Item 4.  Ownership

         (a-b) Amount Beneficially Owned and Percent of Class

         FP owns 681,000 shares of Common Stock. Each GRAT owns 160,900 shares of Common Stock. 4-14P owns 100,000 shares of Common Stock.

         Set forth in the table below is the aggregate number of shares of Common Stock beneficially owned as of the date hereof by each person or entity listed in Item 2 above, together with the percentage of outstanding shares of Common Stock which is beneficially owned by each such person or entity.


               Name of                            Amount and Nature of                       % of Class
           Beneficial Owner                       Beneficial Ownership                     Outstanding (1)
           ----------------                       --------------------                     ---------------
Four Partners                                             1,878,600                               6.6%
Four-Fourteen Partners                                      100,000                               0.4%
Andrew H. Tisch 1991 Trust                                        0                               0%
Daniel R. Tisch 1991 Trust                                        0                               0%
James S. Tisch 1991 Trust                                         0                               0%
Thomas J. Tisch 1991 Trust                                        0                               0%
Andrew Tisch GRAT V                                         145,553                               0.5%
Daniel Tisch GRAT V                                         145,553                               0.5%
James Tisch GRAT V                                          145,553                               0.5%
Thomas Tisch GRAT V                                         145,553                               0.5%
Andrew Tisch 2000 GRAT I                                     15,347                               0.1%
Daniel Tisch 2000 GRAT I                                     15,347                               0.1%
James Tisch 2000 GRAT I                                      15,347                               0.1%
Thomas Tisch 2000 GRAT I                                     15,347                               0.1%
Andrew H. Tisch                                             160,900 (2)                           0.6%
Daniel R. Tisch                                             160,900 (2)                           0.6%
James S. Tisch                                              160,900 (2)                           0.6%
Thomas J. Tisch                                             160,900 (2)                           0.6%
                                                            -------                               ---
Total                                                     2,622,200                               9.2%  (1)


--------------------------
(1) The ownership percentages set forth in the table above are based on 28,455,469 shares of Common Stock outstanding as of November 1, 1999, which information was reported on the Issuer's Form 10-Q for the quarter ended September 30, 1999.

(2) Each of the Messrs. Tisch is herein reporting beneficial ownership of the shares of Common Stock owned by the GRAT for which he is trustee.

         (c) Set forth in the table below is information with respect to the number of shares of Common Stock beneficially owned as of the date hereof by each person or entity named in Item 2 above, indicating, with respect to such shares of Common Stock, whether each such person has the sole power to vote or direct the vote or shared power to vote or direct the vote and sole power to dispose or direct the disposition or shared power to dispose or direct the disposition.


                Name of                              Power to Vote or                 Power to Dispose or Direct
           Reporting Person                           Direct the Vote                       the Disposition
                                                Sole                Shared                Sole           Shared
Four Partners                               1,878,600                  0               1,878,600            0
Four-Fourteen Partners                        100,000                  0                 100,000            0
Andrew H. Tisch 1991 Trust                       0                     0                    0               0
Daniel R. Tisch 1991 Trust                       0                     0                    0               0
James S. Tisch 1991 Trust                        0                     0                    0               0
Thomas J. Tisch 1991 Trust                       0                     0                    0               0
Andrew Tisch GRAT V                           145,553                  0                 145,553            0
Daniel Tisch GRAT V                           145,553                  0                 145,553            0
James Tisch GRAT V                            145,553                  0                 145,553            0
Thomas Tisch GRAT V                           145,553                  0                 145,553            0
Andrew Tisch 2000 GRAT I                       15,347                  0                 15,347             0
Daniel Tisch 2000 GRAT I                       15,347                  0                 15,347             0
James Tisch 2000 GRAT I                        15,347                  0                 15,347             0
Thomas Tisch 2000 GRAT I                       15,347                  0                 15,347             0
Andrew H. Tisch (1)(2)                        160,900                  0                 160,900            0
Daniel R. Tisch (1)(2)                        160,900                  0                 160,900            0
James S. Tisch (1)(2)                         160,900                  0                 160,900            0
Thomas J. Tisch (1)(2)                        160,900                  0                 160,900            0


--------------------
(1) By virtue of their status as trustees of the respective GRATs, the Messrs. Tisch may be deemed to have power to vote or direct the vote of the securities owned by those GRATs and power to dispose or direct the disposition of the securities owned by those GRATs.

(2) Does not include shares of Common Stock owned by FP or 4-14P. By virtue of their status as managing trustees of the trusts which are the general partners of FP, the Messrs. Tisch may be deemed to have indirectly shared power to vote or direct the vote of and to dispose or direct the disposition of the shares owned by FP. By virtue of their status as trustees of the trusts which are members of 4-14P, partners of the partnerships that are members of 4-14P and partners of the partnerships that are partners of the partnerships that are members of 4-14P, the Messrs. Tisch may be deemed to have indirectly shared power to vote or direct the vote of the securities owned by 4-14P and indirectly shared power to dispose or direct the disposition of the securities owned by 4-14P. By virtue of his status as manager of FP and 4-14P, Thomas J. Tisch may be deemed to have power to vote or direct the vote of the securities owned by FP and 4-14P and power to dispose or direct the disposition of the securities owned by FP and 4-14P.



Item 5.       Ownership of Five Percent or Less of a Class

              Not applicable.

Item 6.       Ownership of More than Five Percent on Behalf of Another Person

              Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

              Not applicable.

Item 8.       Identification and Classification of Members of the Group

              Not applicable.

Item 9.       Notice of Dissolution of Group

              Not applicable.

Item 10.      Certification

                    By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of such securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE
                                    ---------

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 14, 2000                       FOUR PARTNERS

                                        By    /s/ Thomas J. Tisch
                                          ------------------------------------
                                           Thomas J. Tisch, Manager


                                        FOUR-FOURTEEN PARTNERS, LLC

                                        By    /s/ Thomas J. Tisch
                                          ------------------------------------
                                            Thomas J. Tisch, Manager


                                              /s/ Andrew H. Tisch
                                          ------------------------------------
                                              Andrew H. Tisch


                                              /s/ Daniel R. Tisch
                                          ------------------------------------
                                              Daniel R. Tisch


                                              /s/ James S. Tisch
                                          ------------------------------------
                                              James S. Tisch


                                              /s/ Thomas J. Tisch
                                          ------------------------------------
                                              Thomas J. Tisch


                                       THE ANDREW H. TISCH 1999 ANNUITY TRUST V

                                        By    /s/ Daniel R. Tisch
                                          ------------------------------------
                                              Daniel R. Tisch, Trustee


                                       THE DANIEL R. TISCH 1999 ANNUITY TRUST V

                                        By    /s/ James S. Tisch
                                          ------------------------------------
                                              James S. Tisch, Trustee

                                        THE JAMES S. TISCH 1999 ANNUITY TRUST V

                                        By    /s/ Thomas J. Tisch
                                          ------------------------------------
                                              Thomas J. Tisch, Trustee


                                       THE THOMAS J. TISCH 1999 ANNUITY TRUST V

                                        By    /s/ Andrew H. Tisch
                                          ------------------------------------
                                              Andrew H. Tisch, Trustee


                                       THE ANDREW H. TISCH 2000 ANNUITY TRUST I

                                        By    /s/ Daniel R. Tisch
                                          ------------------------------------
                                               Daniel R. Tisch, Trustee


                                       THE DANIEL R. TISCH 2000 ANNUITY TRUST I

                                         By    /s/ James S. Tisch
                                          ------------------------------------
                                               James S. Tisch, Trustee


                                        THE JAMES S. TISCH 2000 ANNUITY TRUST I

                                         By    /s/ Thomas J. Tisch
                                          ------------------------------------
                                               Thomas J. Tisch, Trustee


                                       THE THOMAS J. TISCH 2000 ANNUITY TRUST I

                                         By    /s/ Andrew H. Tisch
                                          ------------------------------------
                                               Andrew H. Tisch, Trustee

                                    AGREEMENT


         In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree that this Schedule 13G dated February 14, 2000 relating to the Common Stock, $0.001 par value per share, of Incyte Pharmaceuticals, Inc., as the same may be amended from time to time hereafter, is being filed with the Securities and Exchange Commission on behalf of each of them.

Dated:  February 14, 2000


                                        FOUR PARTNERS

                                        By    /s/ Thomas J. Tisch
                                          ------------------------------------
                                           Thomas J. Tisch, Manager


                                        FOUR-FOURTEEN PARTNERS, LLC

                                        By    /s/ Thomas J. Tisch
                                          ------------------------------------
                                            Thomas J. Tisch, Manager


                                              /s/ Andrew H. Tisch
                                          ------------------------------------
                                              Andrew H. Tisch


                                              /s/ Daniel R. Tisch
                                          ------------------------------------
                                              Daniel R. Tisch


                                              /s/ James S. Tisch
                                          ------------------------------------
                                              James S. Tisch


                                              /s/ Thomas J. Tisch
                                          ------------------------------------
                                              Thomas J. Tisch

                                       THE ANDREW H. TISCH 1999 ANNUITY TRUST V

                                        By    /s/ Daniel R. Tisch
                                          ------------------------------------
                                              Daniel R. Tisch, Trustee


                                       THE DANIEL R. TISCH 1999 ANNUITY TRUST V

                                        By    /s/ James S. Tisch
                                          ------------------------------------
                                              James S. Tisch, Trustee


                                        THE JAMES S. TISCH 1999 ANNUITY TRUST V

                                        By    /s/ Thomas J. Tisch
                                          ------------------------------------
                                              Thomas J. Tisch, Trustee


                                       THE THOMAS J. TISCH 1999 ANNUITY TRUST V

                                        By    /s/ Andrew H. Tisch
                                          ------------------------------------
                                              Andrew H. Tisch, Trustee


                                       THE ANDREW H. TISCH 2000 ANNUITY TRUST I

                                        By    /s/ Daniel R. Tisch
                                          ------------------------------------
                                               Daniel R. Tisch, Trustee


                                       THE DANIEL R. TISCH 2000 ANNUITY TRUST I

                                         By    /s/ James S. Tisch
                                          ------------------------------------
                                               James S. Tisch, Trustee


                                        THE JAMES S. TISCH 2000 ANNUITY TRUST I

                                         By    /s/ Thomas J. Tisch
                                          ------------------------------------
                                               Thomas J. Tisch, Trustee


                                       THE THOMAS J. TISCH 2000 ANNUITY TRUST I

                                         By    /s/ Andrew H. Tisch
                                          ------------------------------------
                                               Andrew H. Tisch, Trustee